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                                                                      EXHIBIT 21

                        LIST OF SABRATEK'S SUBSIDIARIES


CMS Healthcare, Inc., a Florida corporation.
LifeWatch, Inc., an Illinois corporation.
Unitron Medical Communications, Inc., doing business as MOON Communications, a Florida corporation
Strategic Reimbursement Services, Inc., an Illinois corporation
GDS Technology, Inc., an Indiana corporation